Exhibit 5.1

Uptrend Holdings Limited	Email ccheng@applebyglobal.com
Suite 102, Cannon Place
P.O. Box 712, North Sound Rd.	Direct Dial	+852 2905 5719
George Town, Grand Cayman
KY1-9006 Cayman Islands	Tel	+852 2523 8123
	Fax	+852 2524 5548

Attention The Board of Directors

Appleby Ref 468748.0001

12 November 2025

Uptrend Holdings Limited (Company)

INTRODUCTION

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Eason Huang

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

We act as Cayman Islands legal adviser to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with Company’s filing of a registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the Commission) relating to the initial public offering (the Offering) of 1,500,000 ordinary shares (the Offer Shares) of a par value of US$0.0001 each of the Company (the Shares).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

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This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the addressee(s) in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Authorised Share Capital: Base solely on our review of the Constitutional Documents and the Certificate of Incumbency, as of 3 April 2025, the authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value US$0.0001 each.

3.	Issue of Shares: The Offer Shares to be allotted and issued by the Company have been duly authorised, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares in connection with the issuance thereof.

4.	Disclosure in offering documents: The statements under the heading “Material Income Tax Considerations” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects. The statements under the heading “Material Income Tax Considerations — Cayman Islands Taxation” in the Registration Statement constitute our opinion.

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5.	Withholding Taxes: The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the issuance of the Offering Shares.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material Income Tax Considerations — Cayman Islands Taxation” and “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Appleby
Appleby

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Schedule 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company dated 3 October 2024 (Certificate of Incorporation).

2.	Scanned copies of the amended and restated memorandum and articles of association of the Company adopted on 25 October 2024 (the Constitutional Documents).

3.	A scanned copy of the certificate of good standing dated 14 May 2025 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A scanned copy of the certificate of incumbency dated 3 April 2025 issued by the Company’s registered office provider in respect of the Company (Certificate of Incumbency).

5.	A scanned copy of the written resolutions of the board of directors of the Company dated 19 May 2025 (Resolutions).

6.	A scanned copy of the register of directors and officers of the Company provided to us on 12 May 2025 (Register of Directors and Officers).

7.	A scanned copy of a director’s certificate dated 12 November 2025 (Director’s Certificate) and signed by BUT, KAR Lin Marco, being one of the directors of the Company.

8.	A copy of the latest draft Registration Statement.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation, the Certificate of Incumbency or the Register of Directors and Officers and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Certificate of Incumbency and the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

6.	that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets; and

7.	that the contents of the Director’s Certificate are true and accurate, as at the date of the Resolutions were passed or adopted and as at the date of this opinion.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

4.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

5.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act (as revised) of the Cayman Islands (Companies Act) at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

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6.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

7.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

8.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

We have relied upon statements and representations made to us in the Director’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Director’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Director’s Certificate are not accurate in any respect.

9.	Issue of shares: The English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (The Rule of Houldsworth). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.

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